Exhibit 99.2

Semper Paratus Acquisition Corporation Announces Closing of $345 Million Initial Public Offering

November 8, 2021

NEW YORK--(CISION PR NEWSWIRE)—Semper Paratus Acquisition Corporation (the “Company”) announced today the closing of its initial public offering as well as the exercise of the over-allotment option in full by the underwriters in the sale of an aggregate of 34,500,000 units (which includes 4,500,000 units issued in connection with the exercise of the over-allotment option). The offering was priced at $10.00 per unit, resulting in gross proceeds of $345,000,000.

The Company’s units commenced trading on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “LGSTU” on November 4, 2021. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable and will trade. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “LGST” and “LGSTW,” respectively.

Cantor Fitzgerald & Co. acted as the sole book-running manager of the offering.

Of the proceeds received from the consummation of the offering and a simultaneous private placement of units, $351.9 million was placed in the Company’s trust account. An audited balance sheet of the Company as of November 8, 2021 reflecting receipt of the proceeds upon consummation of the offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission (the “SEC”).

The offering was made only by means of a prospectus. Copies of the final prospectus relating to the offering may be obtained from Cantor Fitzgerald & Co., 499 Park Avenue, New York, New York 10022.

A registration statement relating to these securities was filed with, and declared effective by, the SEC on November 3, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT SEMPER PARATUS ACQUISITION CORPORATION

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company has not selected any specific business combination target. The Company is supported by an executive team led by its Executive Chairman Richard N. Peretz and Vice Chairman Hooman Yazhari, and a management team led by CEO B. Ben Baldanza, President Jeff Rogers, Chief Financial Officer and Secretary Philippe J. Kurzweil, and board members Paul P. Jebely, Brad Stewart and Parizad Olver Parchi.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Semper Paratus Acquisition Corporation

Philippe J. Kurzweil

Chief Financial Officer and Secretary Tel: (646) 807-8832

Email: pj@semperparatusspac.com